Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	R. Gregory Lewis
(615) 269-1900
J. ALEXANDER’S CORPORATION REPORTS INCREASE
IN SECOND QUARTER AND FIRST HALF NET INCOME
          NASHVILLE, TN., July 30, 2007 — J. Alexander’s Corporation (AMEX: JAX) today reported higher net income on an increase in net sales for the second quarter and first half of 2007.
          Highlights for the most recent quarter compared to the second period of 2006 were as follows:
•	Net sales increased 4.2% to $34,742,000 from $33,341,000.

•	Weighted average weekly same store sales per restaurant rose 4.3%.

•	Net income climbed 34% to $953,000 from $711,000 in the comparable quarter of 2006, and diluted earnings per share rose by 40% to $ .14 from $ .10.
          Commenting on the recent quarter, J. Alexander’s Corporation chairman, president and chief executive officer Lonnie J. Stout II said, “We are pleased to report another period of solid earnings improvement. Our results were again driven by same store sales increases and improved operating efficiencies.”
          Stout said the growth in same store sales for the most recent period was primarily due to an increase in the average J. Alexander’s guest check. He noted that the Company’s average guest check, including alcoholic beverage sales, increased by approximately 7% in the second quarter of 2007 over the corresponding period a year earlier, while average guest counts declined on a same store basis by approximately 2.7%.

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 2
          J. Alexander’s Corporation’s weighted average weekly same store sales per restaurant increased to $95,200 in the most recent quarter from $91,300 in the corresponding period a year earlier. Same store sales calculations are based on restaurants open for more than 18 months. The Company’s average weekly sales per restaurant for the second period of 2007 also rose 4.3% to $95,400 from $91,500 recorded in the comparable quarter of 2006.
          “We were pleased with our sales performance as well as our performance in most expense categories for the second quarter of 2007,” Stout continued. “The effects of escalating food, labor and other operating costs were held in check by our efforts to improve operating efficiencies and by increasing menu prices. Cost of sales, which were 32.5% of net sales for the recent quarter, did increase slightly compared to the second period of last year and by .4% vs. the first quarter of this year because of escalating food prices, and were above our targeted level.”
          The Company’s restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales) increased to 11.8% of net sales in the second quarter of 2007 from 11.4% in the second period of 2006.
          For the first six months of 2007, J. Alexander’s Corporation recorded net sales of $71,267,000, up 3.9% from $68,579,000 reported in the first two quarters of 2006. The Company’s net income for the first half of 2007 was $2,978,000, or $ .43 per diluted share, an increase of 38.6% from $2,148,000, or $.31 per diluted share, posted in the comparable two quarters of 2006.
          J. Alexander’s Corporation had weighted weekly average same store sales per restaurant of $97,500 through the first half of 2007, up 4.1% over $93,700 recorded in the corresponding six months of 2006. The Company’s average weekly sales per restaurant for the first two quarters of 2007 were $97,800, up 3.9% from $94,100 reported in the same two quarters a year

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 3
earlier. The average guest check, including alcoholic beverage sales, rose 7.9% in the first half of 2007 over the first half of 2006 while average guest counts declined on a same store basis by approximately 3.8%.
     Stout noted that the Company has experienced a slowdown in same store sales growth early in the third quarter and commented, “While we still expect to post solid financial performance in 2007, our outlook for the last half of the year is tempered by our expectations that same store sales growth may slow compared to the first half of the year, and by continued pressure on restaurant operating margins due to operating cost increases.
     “We have raised menu prices by approximately 1% in the first half of 2007. Overall, our menu prices for 2007 are approximately 3.9% higher than for the first half of 2006. Although we will continue to monitor restaurant margins and opportunities for selected menu price increases, we are somewhat hesitant at this point to raise menu prices again in the near term because of the many pressures which consumers are continuing to face.”
     Stout said J. Alexander’s Corporation expects to incur significant pre-opening expenses in the final half of 2007 in conjunction with new restaurants under development in Florida and Georgia. He also said the Company will realize an increase in stock-based compensation expense in the last two periods of the current year as a result of stock options granted in the most recent quarter.
     The Company’s new restaurant development program is on target with new J. Alexander’s restaurants under development in Palm Beach Gardens, Florida, and the Dunwoody area of Atlanta, Georgia. Both restaurants are scheduled to open in the fourth quarter of 2007. New restaurants are planned for Scottsdale, Arizona and Jacksonville and Orlando, Florida in 2008, and their progress remains on schedule as well. Leases have been executed for

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 4
the Scottsdale and Orlando locations and a lease for the Jacksonville location is expected to be finalized soon.
          J. Alexander’s Corporation presently operates its 28 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
          J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
          This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to maintain satisfactory guest count levels and increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages as well as mandated increases in the minimum wage the Company is required to pay; the effect of higher gasoline prices and other economic factors on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 5
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Six Months Ended
	July 1	July 2	July 1	July 2
	2007	2006	2007	2006
Net sales	$34,742	$33,341	$71,267	$68,579

Costs and expenses:
Cost of sales	11,279	10,816	22,993	22,303
Restaurant labor and related costs	11,138	10,810	22,362	21,809
Depreciation and amortization of restaurant property and equipment	1,298	1,307	2,577	2,605
Other operating expenses	6,911	6,605	13,835	13,464

Total restaurant operating expenses	30,626	29,538	61,767	60,181

General and administrative expenses	2,502	2,488	4,810	4,879
Pre-opening expenses	56	—	56	—

Operating income	1,558	1,315	4,634	3,519
Other income (expense):
Interest expense, net	(281)	(400)	(592)	(825)
Other, net	21	22	38	51

Total other expense	(260)	(378)	(554)	(774)

Income before income taxes	1,298	937	4,080	2,745
Income tax provision	(345)	(226)	(1,102)	(597)

Net income	$953	$711	$2,978	$2,148

Earnings per share:
Basic earnings per share	$.14	$.11	$.45	$.33

Diluted earnings per share	$.14	$.10	$.43	$.31

Weighted average number of shares:
Basic earnings per share	6,611	6,542	6,591	6,537
Diluted earnings per share	7,009	6,835	6,954	6,828

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 6
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales (Unaudited)

	Quarter Ended		Six Months Ended
	July 1	July 2	July 1	July 2
	2007	2006	2007	2006
Net sales	100.0%	100.0%	100.0%	100.0%

Costs and expenses:
Cost of sales	32.5	32.4	32.3	32.5
Restaurant labor and related costs	32.1	32.4	31.4	31.8
Depreciation and amortization of restaurant property and equipment	3.7	3.9	3.6	3.8
Other operating expenses	19.9	19.8	19.4	19.6

Total restaurant operating expenses	88.2	88.6	86.7	87.8
General and administrative expenses	7.2	7.5	6.7	7.1
Pre-opening expenses	0.2	—	0.1	—

Operating income	4.5	3.9	6.5	5.1
Other income (expense):
Interest expense, net	(0.8)	(1.2)	(0.8)	(1.2)
Other, net	0.1	0.1	0.1	0.1

Total other expense	(0.7)	(1.1)	(0.8)	(1.1)

Income before income taxes	3.7	2.8	5.7	4.0
Income tax provision	(1.0)	(0.7)	(1.5)	(0.9)

Net income	2.7%	2.1%	4.2%	3.1%

Note:	Certain percentage totals do not sum due to rounding.

Average Weekly Sales Information:
Average weekly sales per restaurant	$95,400	$91,500	$97,800	$94,100
Percent increase	+4.3%		+3.9%

Same store weekly sales per restaurant (1)	$95,200	$91,300	$97,500	$93,700
Percent increase	+4.3%		+4.1%

(1)	Includes the twenty-eight restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Second Quarter Results for 2007 — Page 7
J. Alexander’s Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Dollars in thousands)

	July 1	December 31
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	$14,732	$14,688
Deferred income taxes	1,079	1,079
Other current assets	4,695	4,763

Total current assets	20,506	20,530

Other assets	1,298	1,249
Property and equipment, net	72,864	71,815
Deferred income taxes	5,055	5,055
Deferred charges, net	719	701

	$100,442	$99,350

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,409	$13,663
Long-term debt and capital lease obligations	21,836	22,304
Other long-term liabilities	5,811	5,553
Stockholders’ equity	61,386	57,830

	$100,442	$99,350